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AstroNova, Inc.

(Name of Registrant as Specified in Its Charter)

Samir Patel

Askeladden Capital Management LLC

Jeff Sands

Shawn Kravetz

Ryan Oviatt

Boyd Roberts

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Samir Patel and Askeladden Capital Management LLC issued the following press release containing an open letter to AstroNova shareholders:

Askeladden Capital Comments on AstroNova Q4 and FY2025 Results

Q4 represents fourth consecutive quarter of poor performance blamed on “delays," which are now expected to continue into FY2026

ALOT shares are down >50% since the disastrous MTEX acquisition last May, which led to a covenant breach and event of default on the company's debt facility in Q4

Samir Patel of Askeladden Capital, AstroNova's largest shareholder, has nominated five director candidates with specific and relevant expertise who will instill a culture of accountability to shareholder value

FORT WORTH, TX / ACCESS Newswire / April 16, 2025

To fellow shareholders of AstroNova:

By now you have likely seen the fourth quarter and full-year 2025 financial results for AstroNova (ALOT). I write today to comment on these results. I am the portfolio manager of Askeladden Capital Management LLC (collectively, “we,”), which on behalf of our clients is AstroNova’s largest shareholder. I am very concerned about AstroNova’s future, and that is why I have nominated a slate of five candidates for election to the board of directors at the upcoming annual shareholder meeting.

These pitiful results, which we discuss in more detail below, underscore the urgent need for substantial change. We think CEO Greg Woods’ continued employment with AstroNova represents a culture lacking accountability, and we believe that the board of directors has failed to provide sufficient oversight and leadership. In our view, CEO Greg Woods and the four longest-serving directors have individually and collectively presided over substantial shareholder value destruction in both the short and long term,1 clinging to a CEO who has delivered failure after failure with respect to performance targets the Board itself has set.

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1 According to data from YCharts, as of the close on April 15, 2025, inclusive of dividends and rounded to the nearest whole percent, AstroNova shares have gained 30% since director Mitchell I. Quain joined the Board on August 24, 2011, substantially underperforming gains of 186% and 226% for the iShares Micro-Cap ETF and Russell 2000 ETF respectively. Shares have declined by 33% since Greg Woods was named CEO on February 1, 2014, substantially underperforming gains of 58% and 93% for the respective indices. Shares have declined by 41% since Mr. Warzala joined the Board on December 6, 2017, substantially underperforming gains of 20% and 37% for the respective indices. Shares have declined 47% since Yvonne Schlaeppi joined the Board on April 3, 2018, substantially underperforming gains of 18% and 36% for the respective indices. Shares have declined by 29% since Alexis P. Michas joined the Board on June 17, 2022, substantially underperforming gains of 2% and 17% for the respective indices. Finally, shares have declined by 54% since May 9, 2024, the date of the MTEX acquisition, substantially underperforming declines of 12% and 8% for the respective indices.

This state of events is why I nominated five qualified and motivated candidates to replace incumbent Board members. Our goal is to instill an incentives-driven culture of accountability throughout the organization, and leverage our nominees’ specific and relevant expertise to restore value not only for Askeladden’s clients, but for all long-suffering ALOT shareholders. In the near future, we intend to file a proxy statement and to solicit proxies in support of our nominees, and we encourage you to read those materials when they become available and to consider our nominees for election to the board of directors.

Q4 and FY 2025 Results

Recent results extend the company’s multi-year track record of broken promises and missed targets. We observed virtually no bright spots in Q4. Year-on-year (y/y):

•	Q4 net revenue declined 5.6% despite the acquisition of MTEX,
•	Q4 gross profit declined 13.7%,
•	Q4 Adjusted EBITDA declined over 46%,
•	For FY 2025, cash flow from operations fell 60% y/y to a measly $4.85 million, representing less than half of the already-disappointing Adj. EBITDA figure.[2]

The company also disclosed that in Q4:

•	it breached its debt covenants, creating an event of default for which it had to seek a waiver,
•	it took a $13.4 million goodwill impairment primarily attributable to its acquisition of MTEX, equivalent to over 20% of AstroNova’s market cap as of the close on April 15, 2025, and over 70% of the cash outlaid for MTEX in May 2024.

In December 2024, Woods telegraphed a strong end to the fiscal year ending the next month.3 Woods stated Q4 would benefit from orders that had been delayed from Q3 and prior quarters:

Regarding the product identification (PI) segment: “In fiscal Q4, we began shipping a large inkjet printer order that had been delayed to allow some customer-requested enhancements. We expect that the order will contribute several million dollars to our PI segment's top line over the next several quarters.”

Regarding the aerospace segment: “… segment performance would have been even stronger had it not been for the nearly two-month Boeing strike which delayed shipments. With the strike now resolved, we're ramping shipments back up, and we expect stronger sales volume as we close out fiscal 2025.”

In reality, company-wide revenues declined sequentially from Q3 to Q4 by 7.5%; PI by 2.5% and Aerospace by 17%. Adjusted EBITDA declined sequentially by 13.5%.4 This substantial shortfall is particularly embarrassing because he provided guidance essentially halfway through Q4; Woods should have had visibility into how the quarter was going to turn out.

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2 2025-04-14 8-K Result of Operations and 2024-12-12 8-K Result of Operations and Form 10-Q.

3 Q3 2025 Earnings Call Transcript. December 12, 2024.

4 2025-04-14 8-K Result of Operations and 2024-12-12 8-K Result of Operations and Form 10-Q.

On the Q4 2025 conference call, management once again blamed poor results on delays – this time in “large defense industry orders” – but delays are a recurring theme.5

•	In Q1 2025, the company blamed a $3 million revenue shortfall on component shortages, which delayed shipment and repairs of certain aircraft printers.[6]
•	In Q2 2025, Woods blamed MTEX results on integration delays due to its entrepreneurial culture, claiming it was off to a “slow start” but had “built a strong backlog” and expected to begin shipping “in the third and fourth quarters, which will enable [MTEX] to meet our targeted revenue contribution.” [7]

Thus, for each quarter of FY 2025, Woods blamed results that were lower than expected due to “delays” – supplier delays, customer delays, integration delays – despite the obvious fact that a delayed order should benefit a future quarter when it actually ships.

Despite all of these delays pushing orders out of FY2025, Woods is now telegraphing further weakness in the PI segment in the first half of FY2026. The company’s guidance for FY2026 – already very poor, as we discussed in our last letter – is apparently back-half weighted, meaning any further “delays” would mean results might not improve until 2027:

“This segment is not expected to perform strongly out of the gate in fiscal 2026, but we expect that these actions we are taking on cost reductions and portfolio re-alignment will be demonstrated as we move through the second half of the fiscal year.”8

Supplier and customer delays are simply a fact of life; well-managed organizations take this into account and find a way to execute and meet targets in spite of such challenges. These results lead us to question AstroNova’s sales execution. Over the past four quarters, Woods has blamed everyone else – customers, suppliers, new employees at MTEX, and even the seller of MTEX – for AstroNova’s poor results. In our view, the ultimately responsible parties are Woods himself, and the Board that continues to employ him.

Years of Missed Annual Targets Under Short-Term Incentive Plan (STIP)

Looking farther back, the company’s own proxy statements disclose that named executive officers have consistently failed to meet annual targets under the company’s short-term incentive plan (STIP). The proxy statement discloses specific targets, set by the Human Capital and Compensation Committee of the Company’s Board of Directors, against which management’s performance is measured. Per last year’s proxy statement reveals, this committee was comprised of three members – Richard S. Warzala was the Chairman, joined by Alexis P. Michas and Mitchell I. Quain.

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5 Q4 2025 Earnings Call Transcript. April 14, 2025.

6 Q1 2025 Earnings Call Transcript. June 6, 2024.

7 Q2 2025 Earnings Call Transcript, September 16, 2024.

8 Q4 2025 Earnings Call Transcript, April 14, 2025 (our emphasis).

For the seven STIP thresholds set over the last five years – five relating to operating profit or EBITDA, and two relating to revenue – management has not once met or exceeded the target. The average % of target earned is merely 13.2%, with five out of seven targets having either a zero or a 3.2% score.

FY 2020 (Revenue) – 3.2% of STIP target earned

FY 2020 (Operating income) – 0% of STIP target earned

FY 2021 (Revenue) – 0% of STIP target earned

FY 2021 (Operating income) – 0% of STIP target earned

FY 2022 (operating income) – 62.8% of STIP target earned

FY 2023 (operating income) – 0% of STIP target earned

FY 2024 (Adj. EBITDA) – 26.7% of STIP target earned9

Since FY2025 Adj. EBITDA of $12.3 million was substantially below FY2024’s $17.6 million – not to mention the original guidance for FY25 of ~$21 million at the midpoint10 – FY 2025 could be another zero.

For some context, while high-quality aggregate data is difficult to find, one 2017 analysis by Arthur J. Gallagher & Co noted that for the top 200 companies in the S&P 500, from 2012 – 2015, between 60 and 63% of named executive officers were paid at or above short-term target levels in the given year. 11 So over 5 years, the median executive might achieve 100% of the target, or greater, 3 times.

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9 Sources for all data are the proxy statements for the relevant fiscal year.

10 Q4 2024 Earnings Release.

11 “2015 Short- and Long-Term Incentive Design Criteria Among Top 200 S&P 500 Companies” https://corpgov.law.harvard.edu/2017/02/24/2015-short-and-long-term-incentive-design-criteria-among-top-200-sp-500-companies/

Jam Tomorrow, Never Today

In our last letter, we discussed the company’s failure to deal with ink quality issues on promised timelines and its failure to deliver promised results during the integration of MTEX.12 Inventory balances are another view into what we see as a widespread pattern of poor operational management at AstroNova. On April 14th, 2025, Woods proclaimed: 13

“we're taking decisive action to reduce debt and improve cash flow through an inventory reduction program. These initiatives reflect our commitment to financial discipline and delivering value to our shareholders.”

Let’s contextualize this guidance with historical performance. The “Management’s Discussion and Analysis” section of the company’s annual Form 10-K and quarterly Form 10-Q discloses a figure called “inventory days on hand.” Here is how that metric has trended since Woods became CEO on February 1, 2014: 14

1/31/2014: 113 days

1/31/2015: 106 days

1/31/2016: 92 days

1/31/2017: 114 days

1/31/2018: 124 days

1/31/2019: 120 days

1/31/2020: 151 days

1/31/2021: 147 days

1/31/2022: 156 days

1/31/2023: 176 days

1/31/2024: 168 days

1/31/2025: 175 days 15

The jump from 2019 – 2022 is understandable. Due to shortages of key components or materials, many businesses increased inventory during the COVID-induced supply chain crisis. AstroNova was no exception; then-CFO David Smith explained in September 2021: 16

“We're addressing potential supply shortages proactively through long-range planning and supplementing inventories as needed. […] resulting in us carrying more inventory than we normally would and certainly more than we had planned.”

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12 Our DFAN14A filing of April 3, 2025 discussed how certain ink quality issues persisted for two years before being resolved, resulting in lost revenues, warranty/repair costs, and damage to the company brand. The filing also discussed losses following the MTEX acquisition, which led to a $13.4 million impairment in the PI segment, largely attributable to MTEX, implying a roughly 70% writeoff on the cash outlay less than a year after purchase, as well as a phase-out of 70% of the MTEX product line that the company recently announced. See https://www.sec.gov/Archives/edgar/data/8146/000181557225000014/dfan14a_final.htm

13 Q4 2025 Conference Call Transcript. 2025-02-14

14 “Astro-Med CEO Evertt Pizzuti to Retire; Board Appoints Gregory Woods as Successor.” Press release filed on EDGAR. https://www.sec.gov/Archives/edgar/data/8146/000091426013000095/exhibit991.htm

15 Sources for all of the above are the Form 10-K filed with the SEC for the relevant years.

16 AstroNova Q2 2022 Earnings Call Transcript.

However, what is not understandable is bloated inventory levels persisting through the present day. As supply chains stabilized, most businesses saw inventory balances normalize, with “destocking” becoming a common theme in 2023 and 2024. 17 18 19 20 AstroNova has been a sad exception: today’s inventory days-on-hand are still higher than they were in September 2021, when then-CFO Smith stated inventory balances were above-normal.

The company repeatedly promised to convert excess inventory to cash. For example, Woods stated in May 2023: 21

“We’re starting to work our inventory down… it’s definitely higher than what we need…. You’ll start to see that come down as we go through this year. We’ve got plans to do it. And we have good, reliable supply… we typically try to keep about three months’ supply.”

Similarly, then-CFO Smith stated in March 2024: 22

“Inventory continues to be a focus and it needs to be.  […] as we move through the year, the combination of improvement on the inventory side and obviously the benefit of the higher margins are going to give us the ability to really go after the remaining portion of the revolving credit/debt.”

Promises are easy to make and hard to keep. The company’s FY2025 “plan” to reduce inventory and pay down debt is hardly new; they had “plans to do it” in 2023, and it was a “focus” in 2024.23 Yet progress is absent. Inventory days-on-hand as of the end of FY 2025 (175 days) are essentially equivalent to the peak year-end figure reported in FY23 (176 days), are 40 – 45% higher than levels reported in FY18 and FY19 (124 and 120 days), and are 54% higher than when Woods took over as CEO (113 days).

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17 “How the pandemic affected inventory.” McKinsey & Company, June 2024 - https://www.mckinsey.com/featured-insights/sustainable-inclusive-growth/charts/how-the-pandemic-affected-inventory

18 “Destocking freeing up US warehousing space, but costs remain elevated.” Journal of Commerce / S&P Global Market Intelligence, January 2024. https://www.spglobal.com/market-intelligence/en/news-insights/research/destocking-freeing-up-us-warehousing-space-but-costs-remain-el

19 “Inventory Glut Catches Up To Industrial Companies.” Bloomberg, August 2023 - https://www.bloomberg.com/opinion/articles/2023-08-11/industrial-strength-destocking-spreads-and-causes-cuts-to-sales-outlooks-ll6udrka

20 “End of De-stocking in European Industrials Improves Revenue Predictability.” Fitch Ratings. November 2024. https://www.fitchratings.com/research/corporate-finance/end-of-de-stocking-in-european-industrials-improves-revenue-predictability-05-11-2024

21 May 2023 Sidoti Micro-Cap Virtual Conference – Call Transcript.

22 AstroNova Q4 2024 Earnings Call Transcript.

23 See notes and above.

The company’s failure to deliver on its plans to reduce inventory mirrors what we discussed extensively in our last filing: broken promises regarding ink quality issues, MTEX’s expected performance, and company-wide EBITDA margins.

Given this performance, shareholders have every right to ask: where was the Board of Directors the past few years? What sort of due diligence did the Board perform prior to the MTEX acquisition? Why does the board seem to accept and excuse continual delays and failure to meet performance goals?

Conclusion

AstroNova’s share price as of the close on April 15, 2025 – $8.23 – is ~40% below its price when Woods was appointed CEO on February 1, 2014, and ~32% lower even including interim dividends. During this time period, the iShares Russell 2000 ETF (IWM) and Micro-Cap ETF (IWC) have delivered total returns of 58.5% and 93% respectively. 24 We believe the company’s market price today reflects the company’s strained balance sheet and a complete lack of confidence in the company’s ability to execute.

It’s time for a change. As AstroNova’s largest shareholder, we think that bringing fresh perspectives and a top-down culture of accountability to AstroNova is firmly in the best interests of our clients, and all other long-suffering ALOT shareholders. We look forward to providing all shareholders with further information in our upcoming proxy statement.

This filing, and future filings, will also be made available to shareholders after dissemination on EDGAR via our website: https://www.askeladdencapital.com/astronova/ These documents will also be available at no cost at www.sec.gov.

Sincerely,

Samir Patel

Founder and Portfolio Manager – Askeladden Capital

Contact:

samir@askeladdencapital.com

(682) 553-8302

THIS IS A SOLICITATION PURSUANT TO RULE 14a-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934. SAMIR PATEL, WHO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, HAS ADVISED THE COMPANY OF HIS INTENT TO NOMINATE HIMSELF AND FOUR OTHER CANDIDATES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS.

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24 Data from YCharts.

MR. PATEL INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND FURNISH TO ITS STOCKHOLDERS A PROXY STATEMENT IN SUPPORT OF HIS NOMINATION. ANY SUCH PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY PROXY STATEMENT AND OTHER DOCUMENTS THAT MR. PATEL FILES WITH THE SEC THROUGH THE SEC’S WEB SITE AT WWW.SEC.GOV AND FROM MR. PATEL BY WRITING TO HIM AT 1452 HUGHES ROAD, SUITE 200, # 582, GRAPEVINE, TX 76501. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS OF MR. PATEL AND ASKELADDEN CAPITAL MANAGEMENT LLC, ANOTHER PARTICIPANT IN THIS SOLICITATION, ARE AVAILABLE IN A SCHEDULE 13D THAT HE FILED ON MARCH 27, 2025 AND WILL BE PROVIDED IN ANY DEFINITIVE PROXY STATEMENT THAT HE FILES, ALONG WITH INFORMATION ABOUT HIS QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ALL OF WHICH WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE. THE OTHER FOUR PARTICIPANTS IN THIS SOLICITATION (JEFF SANDS, SHAWN KRAVETZ, RYAN OVIATT AND BOYD ROBERTS) DO NOT HAVE ANY DIRECT OR INDIRECT INTERESTS, INCLUDING SECURITIES OWNERSHIP; INFORMATION ABOUT THEIR QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION WILL BE AVAILABLE TO INVESTORS AT NO COST IN THE SOURCES CITED ABOVE.